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                                                                    Exhibit 99.2

                               First Amendment to
                            Asset Purchase Agreement

     This First Amendment to Asset Purchase Agreement (this "Amendment") is entered into as of February 26, 1999, by and among JONES CABLE INCOME FUND 1-B/C VENTURE, a Colorado partnership (Federal Tax I.D. No. 84-1076581), with offices at 9697 E. Mineral Avenue, Englewood, Colorado 80112 ("Seller"); JONES INTERCABLE, INC., a Colorado corporation ("JIC"); and FALCON COMMUNITY VENTURES I LIMITED PARTNERSHIP, a California limited partnership, with offices at 10900 Wilshire Boulevard, 15th Floor, Los Angeles, California 90024 ("Buyer").

                                    Recitals

     A. Seller, JIC and Buyer are parties to that certain Asset Purchase Agreement, entered into as of September 9, 1998 (the "Purchase Agreement"), pursuant to which Seller, among other things, agreed to sell, and Buyer agreed to purchase, the Assets.

     B. The parties desire to amend the Purchase Agreement to provide for a change in the manner of determining the adjustment, if any, to the Purchase Price based on the number of subscribers served by the System at Closing.

     C. Capitalized terms not otherwise defined in this Amendment shall have the meanings given in the Purchase Agreement.

                                   Agreements

     Now, therefore, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Purchase Agreement and agree as follows:

     1.   Amendment to Section 4.1.  The first two sentences of the last full
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paragraph of Section 4.1 of the Purchase Agreement are deleted in their entirety and replaced with the following:

          Within ninety (90) days after the Closing Date, Seller shall deliver to Buyer a report (the "Final Settlement Statement"), similarly certified by Seller, showing in detail the final determination of all adjustments which were not calculated as of the Closing Date, containing any corrections to the Initial Settlement Statement and including any credits based on the post-Closing subscriber determination described below, together with any documents substantiating the adjustments proposed in the Final Settlement Statement. In computing the amount of the final adjustments to the
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          Purchase Price set forth in the Final Settlement Statement:  (i) the
          Final Settlement Statement shall reflect a credit to Seller in an amount equal to $1,507.00 for each Provisional Subscriber (as defined in Section 4.3.1 hereof) who satisfies the definition of Basic Subscriber on the 60th day immediately following the Closing Date, and $1,448.00 for each Senior Provisional Subscriber (as defined in
          Section 4.3.1 hereof) who satisfies the definition of Basic Subscriber on the 60th day immediately following the Closing Date (provided that the payment requirement of such definition shall be deemed satisfied by payment of the applicable senior discounted rate); and (ii) the Final Settlement Statement shall reflect a credit to Buyer in an amount equal to $1,507.00 for each Second Look Subscriber (as defined in Section 4.3.2 hereof) who does not satisfy the definition of Basic Subscriber on the 60th day immediately following the Closing Date, and $1,448.00 for each Senior Second Look Subscriber (as defined in
          Section 4.3.2 hereof) who does not satisfy the definition of Basic Subscriber on the 60th day immediately following the Closing Date (provided that the payment requirement of such definition shall be evaluated based on payment of the applicable senior discounted rate). For purposes of the immediately preceding sentence only, all references to "the Closing Date" contained in the first sentence of
          Section 4.2 hereof shall be deemed modified to read "the 60th day immediately following the Closing Date". Notwithstanding the foregoing, in the event the credit determined pursuant to clause (i) of this paragraph exceeds the credit determined pursuant to clause
          (ii) of this paragraph, such credits shall be netted together, and the adjustment to the Purchase Price arising from the aggregate of such credits shall be equal to the lesser of (a) such net amount or (b) the aggregate adjustment to the Purchase Price pursuant to Section 4.1.4 hereof. Buyer will provide Seller with reasonable access to and copies of all records which Buyer has in its possession and which are necessary for Seller to prepare the Final Settlement Statement.

     2.   New Section 4.3.  A new Section 4.3 is added to the Purchase Agreement
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as follows:

          4.3  Additional Subscriber Definitions.
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          4.3.1  The term "Provisional Subscriber" shall mean a subscriber of the System at Closing who would be a Basic Subscriber except that such subscriber has not been a subscriber of the System for at least one
          (1) month prior to the Closing Date and has not paid the full non-discounted rate for at least one (1) month of service for all subscribed to services. The term "Senior Provisional Subscriber" shall mean a subscriber of the System at Closing who qualifies for and receives the System's senior discounted rate and would be included in the formula for equivalent Basic Subscribers pursuant to Section 4.2 except that such subscriber has not been a subscriber of the System for at least one (1) month prior to the Closing Date and has not paid for (at the applicable senior rate) at least one (1) month of service for all subscribed to services.

          4.3.2 The term "Second Look Subscriber" shall mean a subscriber of the System who meets the definition of a Basic Subscriber on the Closing Date and who first received basic cable service from the System during the period beginning three months and ending more than one month immediately preceding the Closing Date. The term "Senior Second Look Subscriber" shall mean a subscriber of the System who qualified for and receives the System's senior discounted rate, was included in the formula for equivalent Basic Subscribers pursuant to
          Section 4.2 on the Closing Date, and first received basic cable service from the System during the period beginning three months and ending more than one month immediately preceding the Closing Date.

     3.   New Section 8.14.  A new Section 8.14 is added to the Purchase
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Agreement as follows:

          8.14  Post-Closing Operation of the System.  For the period ending 60
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          days following the Closing Date, Buyer shall not (i) increase the rates charged for any programming or other services provided by the System; (ii) reduce, modify or discontinue any senior discount offered by the System; (iii) except as the result of (a) the discontinuance of any programming service, (b) the expiration or termination of Buyer's rights under an affiliation agreement for the carriage of any programming service, or (c) any other reason beyond Buyer's control, delete any programming service or reconfigure any tier of service offered by the System;

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          (iv) change the collection or disconnection policies (or
          implementation thereof) of the System; or (v) announce or give notice of its intention to do any of the foregoing.

     4.   Section 16.1.  The date "June 30, 1999" appearing in Section 16.1 is
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deleted and the date "September 30, 1999" is inserted in its place.

     5.   Section 17.2.  The date "April 30, 1999" appearing in Section 17.2 is
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deleted and the date "July 31, 1999" is inserted in its place.

     6.   No Other Amendments.  Except as modified in this Amendment, the
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Purchase Agreement is unmodified and remains in full force and effect.

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     The parties hereto have executed this Amendment effective as of the date first written above.

                 SELLER:

                 JONES CABLE INCOME FUND 1-B/C
                 VENTURE, a Colorado partnership

                 By:   Jones Cable Income Fund 1-B, Ltd.
                       Jones Cable Income Fund 1-C, Ltd.
                       its general partners

                 By:   Jones Intercable, Inc.
                       their general partner


                       By: /s/ Elizabeth Steele
                          -------------------------
                       Name:   Elizabeth Steele
                            -----------------------
                       Title:  Vice President
                             ----------------------

                 JONES INTERCABLE, INC.,
                 a Colorado corporation


                 By: /s/ Elizabeth Steele
                    ---------------------------
                 Name:   Elizabeth Steele
                      -------------------------
                 Title:  Vice President
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                 BUYER:

                 FALCON COMMUNITY VENTURES I
                 LIMITED PARTNERSHIP,
                 a California limited partnership

                 By:    Falcon Community Investors, L.P.,
                        a California limited partnership,
                        its managing general partner

                        By:  Falcon Holding Group, Inc.,
                             a California corporation,
                             its managing general partner


                             By:
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                                Stanley S. Itskowitch,
                                Executive Vice President

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